As filed with the Securities and Exchange Commission on October 17, 2003

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                             ----------------------

                                   ALLOY, INC.
             (Exact name of registrant as specified in its charter)

                   Delaware                          04-3310676
         (State or other jurisdiction             (I.R.S. Employer
      of incorporation or organization)         Identification Number)

                        151 West 26th Street, 11th Floor
                               New York, NY 10001
                                 (212) 244-4307
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Matthew C. Diamond
                      Chairman and Chief Executive Officer
                        151 West 26th Street, 11th Floor
                               New York, NY 10001
                                 (212) 244-4307
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             With copies to each of:


            Samuel A. Gradess                        Richard M. Graf
         Chief Financial Officer                Katten Muchin Zavis Rosenman
               Alloy, Inc.                  1025 Thomas Jefferson Street, NW
    151 West 26th Street, 11th Floor              East Lobby, Suite 700
           New York, NY 10001                     Washington, DC 20007

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_].

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                                                      Proposed maximum
Title of each class of securities           Amount to be             offering price per                Amount of
to be registered                           registered (1)              Debenture (2)                registration fee

5.375% Convertible Senior                  $69,300,000.00                   100%                        $5606.37
Debentures due 2023

Common Stock, $0.01 par value               8,274,628(3)                     --                           (4)

Preferred Stock Purchase Rights               8,274,628                      --                           (5)

(1) Represents the aggregate principal amount of the debentures that were originally issued by the Registrant.

(2) Equals the actual issue price of the aggregate principal amount of the debentures being registered. Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

(3) Represents the number of shares of common stock that are currently issuable upon conversion of the debentures registered hereby. The number of shares of common stock that may be issued in the future is indeterminate, and the Registrant is also registering this indeterminate amount pursuant to Rule 416 of the Securities Act.

(4) No separate consideration will be received for the shares of common stock issuable upon conversion of the debentures and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(5) Rights to acquire shares of the Registrant's Series C Junior Participating Preferred Stock are attached to and trade with the common stock of the Registrant. Value attributable to such rights, if any, is reflected in the market price of the common stock. No registration fee is required pursuant to Rule 457 (h)(2).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE
COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                  Subject to Completion dated October 17, 2003

                                   $69,300,000

                                   Alloy, Inc.

       5.375% Convertible Senior Debentures due 2023 and Shares of Common
                Stock Issuable upon Conversion of the Debentures

                                ----------------

      We sold $69,300,000 aggregate principal amount of our 5.375% Convertible Senior Debentures due 2023 in private transactions, which closed on July 23, 2003 and August 20, 2003. Selling securityholders may use this Prospectus to resell from time to time their debentures and the shares of common stock issuable upon conversion of the debentures. We will not receive any of the proceeds from the sale of these securities.

      We will pay 5.375% interest per annum on the outstanding principal amount of each debenture, payable semi-annually in arrears on February 1 and August 1 of each year beginning on February 1, 2004. The debentures will mature on August 1, 2023.

CONVERSION

      The debentures are convertible at the holder's option into shares of our common stock initially at an initial conversion price of $8.375 per share, which is equal to a conversion rate of approximately 119.403 shares per $1,000 principal amount of debentures, subject to adjustment, under the following circumstances only:

     o during any "Conversion Period" (which is any period from and including the thirtieth trading day in any fiscal quarter of ours to, but not including, the thirtieth trading day in the immediately following fiscal quarter) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 110% of the conversion price on that 30th trading day,

     o on or before August 15, 2018, during any 5 business day period immediately following any 10 consecutive trading-day period (the "Debenture Measurement Period") in which the average trading price for the debentures during that Debenture Measurement Period was less than 98% of the average conversion value for the debentures during such Debenture Measurement Period,

     o    upon the occurrence of certain specified corporate transactions, or

     o    if we have called the debentures for redemption.

REDEMPTION AND REPURCHASE

We may not redeem the debentures prior to August 1, 2008. Thereafter, we may redeem the debentures, in whole or in part, at the redemption prices specified elsewhere in this prospectus. See "Description of the Debentures--Optional Redemption."

Holders may require us to repurchase for cash all or a portion of their debentures on August 1, 2008, 2013 and 2018 at a repurchase price equal to 100% of the principal amount of their debentures plus any accrued and unpaid interest to, but excluding, the date of repurchase.

Holders may require us to repurchase for cash all or a portion of their debentures upon a change of control, in certain circumstances and subject to certain conditions. In such case, we will pay a repurchase price equal to 100% of the principal amount of the debentures being repurchased plus accrued and unpaid interest to, but excluding, the repurchase date.

The debentures originally sold in private placement transactions are eligible for trading in the PORTALsm Market of the National Association of Securities Dealers, Inc. The debentures sold using this prospectus, however, will no longer be eligible for trading in the PORTALsm Market. We do not intend to list the debentures on any other national securities exchange or in any automated quotation system.

Our common stock is traded on the Nasdaq National Market under the trading symbol "ALOY." On October 16, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $5.91 per share.

                   INVESTING IN OUR DEBENTURES INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of debentures or shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

This prospectus is dated October   , 2003.

                                TABLE OF CONTENTS


                                                                           Page

PROSPECTUS SUMMARY                                                           1
THE OFFERING                                                                 3
RISK FACTORS                                                                 6
YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS
     BECAUSE THEY ARE INHERENTLY UNCERTAIN                                  10
RATIO OF EARNINGS TO FIXED CHARGES                                          10
USE OF PROCEEDS                                                             11
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY                             11
DESCRIPTION OF THE DEBENTURES                                               12
DESCRIPTION OF CAPITAL STOCK                                                26
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS                     30
SELLING SECURITYHOLDERS                                                     34
PLAN OF DISTRIBUTION                                                        37
LEGAL MATTERS                                                               39
EXPERTS                                                                     39
WHERE YOU CAN FIND MORE INFORMATION                                         40

                               PROSPECTUS SUMMARY

You must also consult our financial statements, and the notes to our financial statements, filed with our Annual Report on Form 10-K, which was filed with the Commission on May 1, 2003, and amended on May 16, 2003, and which are incorporated into this prospectus by reference. This prospectus contains forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors as outlined in or incorporated into this prospectus.

                                   OUR COMPANY

We are a media, marketing services and direct marketing company targeting Generation Y, the more than 60 million boys and girls in the United States between the ages of 10 and 24. Our business integrates direct mail catalogs, retail stores, print media, websites, on-campus marketing programs, and promotional events, and features a portfolio of brands that are well known among Generation Y consumers and advertisers. We reach a significant portion of Generation Y consumers through our various media assets, marketing services programs, direct marketing activities and retail store locations. As a result, we are able to offer advertisers targeted access to the youth market. Additionally, our assets have enabled us to build a comprehensive database that, as of July 31, 2003, included detailed information about more than 14.5 million Generation Y consumers. Additionally, as of September 16, 2003, when we completed our acquisition of dELiA*s Corp., we gained access to dELiA*s' proprietary database of names. As of February 1, 2003, dELiA*s database included detailed information about approximately 14.6 million names. We have not yet determined the amount of overlap between the two databases, although we expect the overlap to be substantial. We believe we are the only Generation Y-focused media company that combines significant marketing reach with a comprehensive consumer database, providing us with a deep understanding of the youth market.

We generate revenue from two principal sources -- merchandising, and sponsorship and advertising. From our catalogs, websites and retail stores, we sell high-margin, third-party branded and dELiA*s branded products in key Generation Y spending categories, including apparel, action sports equipment, home furnishings and accessories, directly to the youth market. We generate sponsorship and advertising revenues largely from traditional, blue chip advertisers that seek highly targeted, measurable and effective marketing programs to reach Generation Y consumers. Advertisers can reach Generation Y consumers through integrated marketing programs that include our catalogs, information guides, books, websites, and display media boards, as well as through promotional events, product sampling, college and high school newspaper advertising, customer acquisition programs and other marketing services that we provide.

                       OUR MEDIA AND MARKETING PROPERTIES

Our business integrates the following assets to deliver comprehensive access to Generation Y:

DIRECT MARKETING CATALOGS & WEBSITES

Alloy                           Markets  apparel,   accessories  and  housewares
                                targeting girls; website provides commerce and interactive content.

dELiA*s Markets apparel, accessories, home furnishings and housewares targeting teenage girls and young women; website provides commerce and interactive content.

CCS Markets skateboarding and snowboarding related equipment, apparel and accessories targeting boys; website provides commerce and interactive content.

Dan's Comp                      Markets BMX bikes and related equipment, apparel
                                and accessories targeting boys; website provides commerce and content.


Girlfriends LA                  Markets accessories,  footwear, apparel and room
                                furnishings   targeting   Generation   Y  girls;
                                website   provides   commerce  and   interactive
                                content.

Old Glory                       Markets    music    and    entertainment-related
                                lifestyle    products,     including    apparel,
                                accessories    and    collectibles,    targeting
                                Generation Y boys and girls; website provides commerce.

MARKETING SERVICES AND PROMOTIONAL MARKETING

360 Youth                       Our media and marketing  arm, which includes the
                                assets and  experience  of several  college  and
                                teen   marketing   companies,   including   CASS
                                Communications,  Market Place Media, Youthstream
                                and others; enables advertising clients to reach
                                more than 25 million Generation Y consumers each
                                month  through  a mix of  programs incorporating
                                proprietary  media  assets such as  school-based
                                media boards,  websites and catalogs, as well as
                                college,   high   school,   military   base  and
                                multi-cultural newspapers.


Alloy Marketing and Promotions Our promotional marketing unit specializing in event and field marketing, sampling and acquisitions programs; includes the assets and experience of established promotion agencies and marketing services companies, including the 360 Youth business of MarketSource Corporation, Triple Dot Communications, Y-Access and Target Marketing & Promotions.

On Campus Marketing             Direct     marketer      of     college-     or
                                university-endorsed    products.

eStudentLoan                    Website   featuring   college   scholarship  and
                                financial aid database search engines.


PRINT MEDIA

Private Colleges &              Publishes  college  and  university  guide books
Universities                    distributed to college-bound high school
                                students and operates related websites.


Career Recruitment Media        Publishes targeted career recruitment
                                publications.

Alloy Entertainment/            Develops books and other entertainment
17th Street Productions         properties.

RETAIL STORES

dELiA*s As of September 30, 2003, we operated 63 dELiA*s stores, including six outlet stores, in 22 states. These stores range in size from 2,500 to 5,100 square feet with an average size of approximately 3,700 square feet.

                                  THE OFFERING


ISSUER ................................      Alloy, Inc.

SECURITIES OFFERED ....................      $69,300,000 aggregate principal amount of our 5.375% Senior
                                             Convertible Debentures due 2023.

MATURITY DATE .........................      August 1, 2023 unless earlier redeemed, repurchased or
                                             converted.

RANKING ...............................      The debentures are our senior unsecured obligations and
                                             rank equal in right of payment with all of our existing
                                             and future senior unsecured indebtedness.

INTEREST PAYMENT DATES ................      February 1 and August 1, beginning February 1, 2004.

INTEREST RATE .........................      5.375% per annum.

CONVERSION RIGHT ......................      Each holder may convert all or any part of that holder's
                                             debentures  prior  to the  close of business on such debenture's stated maturity date under any of the following circumstances:

                                                  o    during any Conversion Period if the closing
                                                       sale price per share of our common stock for a period of
                                                       at least 20 consecutive trading days during the 30
                                                       consecutive trading day period ending on the last day of
                                                       the preceding fiscal quarter is more than 110% of the
                                                       conversion price in effect on that 30th trading day;

                                                  o    on or before August 1, 2018, during the 5 business-day period following any Debenture Measurement Period in which the
                                                       daily average trading price for the debentures for such
                                                       Debenture Measurement Period was less than 98% of the average conversion value (as described below under "Description of the
                                                       Debentures -- Conversion Rights" in this offering memorandum)
                                                       for the debentures during that Debenture Measurement Period; or

                                                  o    upon the occurrence of specified corporate transactions
                                                       described below under "Description of the
                                                       Debentures--Conversion Rights."

                                             The conversion rate will initially equal 119.4030 shares of our common stock per $1,000 principal amount of debentures. This represents an initial conversion price of $8.375 per share of common stock. The conversion rate (and the conversion price) may be adjusted for certain reasons, but will not be adjusted for accrued interest, if any, upon any conversion. Upon conversion, holders will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the common stock received by the holders on conversion. See
                                             "Description of the Debentures--Conversion Rights."

SINKING FUND ..........................      None.

OPTIONAL REDEMPTION....................      We may not redeem the debentures prior to August 1, 2008.
                                             Thereafter, we may redeem the debentures, in whole or in
                                             part, at the redemption prices specified elsewhere in this prospectus.  See "Description of the Debentures--Optional
                                             Redemption."

OPTIONAL REPURCHASE RIGHT OF HOLDERS ..      A holder may require us to repurchase for cash all or a portion of that holder's then outstanding debentures on each of August 1,
                                             2008, 2013 and 2018 at a repurchase price equal to 100% of the principal amount of such holder's debentures plus any accrued and unpaid interest to, but excluding, the date of repurchase. See "Description of the Debentures--Repurchase at Option of Holders--Optional Put."

CHANGE OF CONTROL REPURCHASE RIGHT OF
HOLDERS ...............................      A holder may require us to repurchase for cash all or a
                                             portion of that holder's debentures upon a "change of
                                             control," in certain circumstances and subject to certain
                                             conditions. In such case, we will pay a repurchase price
                                             equal to 100% of the principal amount of the debentures plus accrued and unpaid interest to, but excluding, the
                                             repurchase date. See "Description of the
                                             Debentures--Repurchase at Option of Holders--Change of Control
                                             Put."

FORM, DENOMINATION AND REGISTRATION ...      The debentures were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of, a nominee of the
                                             Depository Trust Company, or DTC, in New York, New York.
                                             Beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by
                                             DTC and its direct and indirect participants. Except in limited circumstances, no such interest may be exchanged for certificated securities. "Description of the Debentures--Book-Entry Delivery
                                             and Settlement."

         REGISTRATION RIGHTS ..........      We have filed the registration statement of which this
                                             prospectus is a part in satisfaction of an obligation to do so under a registration rights agreement between us and the initial purchasers of the debentures. We have agreed under the registration rights agreement to keep the shelf
                                             registration statement, of which this prospectus is a part, effective until the earlier of:

                                                  o    August 20, 2005

                                                  o    the date when the holders of the debentures and the
                                                       common stock issuable upon conversion of the debentures
                                                       are able to sell all these securities immediately
                                                       pursuant to Rule 144(k) under the Securities Act; and


                                                  o    the date when all of the debentures and the common
                                                       stock into which the debentures are convertible which
                                                       are owned by purchasers who have completed and
                                                       delivered a selling securityholder notice and
                                                       questionnaire in a prescribed form are registered under
                                                       the shelf registration statement of which this
                                                       prospectus is a part and sold in accordance with it.

                                             We will be required to pay the holders additional amounts if we fail to register the debentures and the common stock issuable upon conversion of the debentures within specified time periods.
                                             See "Description of the Debentures--Registration Rights; Transfer Restrictions."


LISTING AND TRADING...............           The debentures originally sold in private placement
                                             transactions are eligible for trading in the PORTALsm Market of the National Association of Securities Dealers, Inc.
                                             Debentures sold using this prospectus, however, will no
                                             longer be eligible for trading in the PORTALsm Market. We do not intend to list the debentures on any other national
                                             securities exchange or in any automated quotation system.

NASDAQ NATIONAL MARKET SYMBOL FOR OUR
COMMON STOCK ..........................      "ALOY"

                                  RISK FACTORS

You should carefully consider and evaluate all the information included or incorporated by reference in this prospectus, including the risks described below and those included in the documents incorporated by reference, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of the debentures and our common stock could decline, and you may lose all or part of your investment. The risks described below or incorporated by reference are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. You should carefully consider the following risk factors, other information included in this report and information in our periodic and other reports filed with the Commission. The material risks and uncertainties described below are related to this offering. You should also consider the risks discussed in our annual report filed on Form 10-K with the Commission on May 1, 2003 and amended on May 16, 2003, which relate to our business in general. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

WE MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN PROFITABILITY.

Since our inception in January 1996, we have incurred significant net losses. We have reported positive net income for only one full fiscal year (our fiscal year ending January 1, 2003). As of January 31, 2003, we had an accumulated deficit of approximately $52 million.

OUR SUCCESS DEPENDS LARGELY ON THE VALUE OF OUR BRANDS AND IF THE VALUE OF OUR BRANDS WERE TO DIMINISH, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

The prominence of our Alloy, dELiA*s, Dan's Competition and Girlfriends LA catalogs and websites, our dELiA*s retail stores and our related consumer magazines among our Generation Y target market, and the prominence of our Market Place Media, CASS Communications, 360 Youth and Private Colleges & Universities brands and media franchises with advertisers are key components of our business. If our consumer brands or their associated merchandise and editorial content lose their appeal to Generation Y consumers, our business could be adversely affected. The value of our consumer brands could also be eroded by misjudgments in merchandise selection or by our failure to keep our content current with the evolving preferences of our audience. These events would likely also reduce sponsorship and advertising sales for our merchandise and publishing businesses and may also adversely affect our marketing and services businesses. Moreover, we anticipate that we will continue to increase the number of Generation Y consumers we reach, through means that could include broadening the intended audience of our existing consumer brands or creating or acquiring new media franchises or related businesses. Misjudgments by us in this regard could damage our existing or future brands. If any of the foregoing events or developments occur, our business would suffer.

WE MAY BE REQUIRED TO RECOGNIZE IMPAIRMENT CHARGES.

Pursuant to generally accepted accounting principles, we are required to perform impairment tests on our goodwill balance annually or at any time when certain events occur, which could impact the value of our business segments. Our determination of whether an impairment has occurred is based on a comparison of each of our reporting units' fair market value with its carrying value. Significant and unanticipated changes could require a provision for impairment in a future period that could substantially affect our reported earnings in a period of such change.

WE RELY ON THIRD-PARTY VENDORS FOR MERCHANDISE.

Our  business   depends  on  the  ability  of  third-party   vendors  and  their
subcontractors or suppliers to provide us with current-season, brand-name apparel and merchandise at competitive prices, in sufficient quantities, manufactured in compliance with all applicable laws and of acceptable quality. We do not have long-term contracts with any supplier and are not likely to enter into these contracts in the foreseeable future. In addition, many of the smaller vendors that we use have limited resources, production capacities and operating histories. As a result, we are subject to the following risks, which could have a material adverse effect on our business:

     o    our key vendors may fail or be unable to expand with us;

     o    we may lose or cease doing business with one or more key vendors;

     o our current vendor terms may be changed to require increased payments in advance of delivery, and we may not be able to fund such payments through our current credit facility; or

     o    our ability to procure products may be limited.

A portion of dELiA*s merchandise is sourced from factories in the Far East and Latin America. These goods will be subject to existing or potential duties, tariffs or quotas that may limit the quantity of some types of goods which may be imported into the United States from countries in those regions. We will increasingly compete with other companies for production facilities and import quota capacity. Sourcing more merchandise abroad will also subject our business to a variety of other risks generally associated with doing business abroad, such as political instability, currency and exchange risks and local political issues. Our future performance will be subject to these factors, which are beyond our control. Although a diverse domestic and international market exists for the kinds of merchandise sourced by us, there can be no assurance that these factors would not have a material adverse effect on our results of operations. We believe that alternative sources of supply would be available in the event of a supply disruption in one or more regions of the world. However, we do not believe that, under current circumstances, entering into committed alternative supply arrangements is warranted, and there can be no assurance that alternative sources would in fact be available at any particular time.

OUR STRATEGY  CONTEMPLATES  STRATEGIC  ACQUISITIONS.  OUR  INABILITY  TO ACQUIRE
 SUITABLE BUSINESSES OR TO MANAGE THEIR INTEGRATION COULD HARM OUR BUSINESS.

     A key component of our business strategy is to expand our reach by acquiring complementary businesses, products and services. We compete with other media and related businesses for these opportunities. Therefore, even if we identify targets we consider desirable, we may not be able to complete those acquisitions on terms we consider attractive or at all. We could have difficulty in assimilating personnel and operations of the businesses we have acquired, including without limitation, dEliA*s, and may have similar problems with future acquisitions. These difficulties could disrupt our business, distract our management and employees and increase our expenses. Furthermore, we may issue additional equity securities, potentially on terms which could be dilutive to our existing shareholders.

OUR CATALOG RESPONSE RATES MAY DECLINE.

Catalog response rates usually decline when we mail additional catalog editions within the same fiscal period. In addition, as we continue to increase the number of catalogs distributed or mail our catalogs to a broader group of new potential customers, we have observed that these new potential customers respond at lower rates than existing customers have historically responded. We contemplate that we will be cross-mailing our Alloy catalogs to dELiA*s' catalog customers, and dELiA*s catalogs to Alloy catalog customers, which may result in lower response rates for each. Additionally, response rates for dELiA*s catalogs historically have declined in geographic regions where it opens new stores. If and when we open additional new dELiA*s stores, we expect aggregate catalog response rates to decline further. These trends in response rates have had and are likely to continue to have a material adverse effect on our rate of sales growth and on our profitability and could have a material adverse effect on our business.

WE MAY BE REQUIRED TO COLLECT SALES TAX.

At present, we do not collect sales or other similar taxes in respect of direct shipments of goods to consumers into most states. However, various states have sought to impose state sales tax collection obligations on out-of-state direct mail companies. We can give no assurance regarding the results of any such attempts. A successful assertion by one or more states that we or one or more of our subsidiaries should have collected or be collecting sales taxes on the direct sale of our merchandise would have a material adverse effect on our business.

              RISKS RELATED TO THE DEBENTURES AND OUR COMMON STOCK

STOCK AND DEBENTURE PRICE VOLATILITY

Our stock price has been volatile historically and may continue to be volatile. Because the debentures are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading prices of the debentures. The price of our common stock, and therefore the price of the debentures, may fluctuate significantly, which may make it difficult for holders to resell the debentures or the shares of our common stock issuable upon conversion of the debentures when desired or at attractive prices.

The market price for our common stock has been and may continue to be volatile. For example, during the 52-week period ended September 30, 2003, the last reported prices of our common stock on the Nasdaq ranged from a high of $13.74 to a low of $4.49. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

     o    actual or anticipated variations in our quarterly operating results;

     o announcements relating to strategic relationships, acquisitions or investments;

     o changes in financial estimates or other statements by securities analysts;

     o    changes in general economic conditions;

     o    terrorist attacks, and the effects of war; and

     o changes in the economic performance and/or market valuations of other companies in our industry.

Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and the trading prices of our securities could decline as a result. In addition, the stock market has experienced significant price and volume fluctuations that have affected the trading prices of equity securities. These fluctuations have often been unrelated or disproportionate to the operating performance of issuing companies. Because the debentures are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock.

THE DEBENTURES DO NOT CONTAIN CERTAIN RESTRICTIVE COVENANTS, AND THERE IS LIMITED PROTECTION IN THE EVENT OF A CHANGE OF CONTROL.

The indenture under which the debentures have been issued do not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or that limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the debentures upon a change of control is limited to the transactions specified in the definition of a "change of control" under "Description of Debentures--Repurchase at Option of Holders--Change of Control Put." Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control.

OUR ABILITY TO REPURCHASE THE DEBENTURES WITH CASH UPON A CHANGE OF CONTROL MAY BE LIMITED.

In certain circumstances involving a change of control, you may require us to repurchase all or a portion of your debentures to the extent set forth in the indenture. If a change in control were to occur, we cannot assure you that, if required, we would have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the repurchase price of the debentures in cash. Our ability to repurchase the debentures in that event may be limited by law, the indenture, by the terms of our then existing debt, if any, and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. If a change in control occurs at a time when we are prohibited from repurchasing or redeeming the debentures, we could seek the consent of lenders to repurchase the debentures or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain their consent or refinance these borrowings, we could remain prohibited from repurchasing the debentures. Our failure to repurchase the debentures would constitute an event of default under the indenture under which we issued the debentures, which might constitute a default under the terms of our other indebtedness at that time, if any.

THERE MAY NOT BE A LIQUID MARKET FOR THE DEBENTURES, AND YOU MAY NOT BE ABLE TO SELL YOUR DEBENTURES AT ATTRACTIVE PRICES OR AT ALL.

The debentures are a new issue of our securities for which there is currently no public market. Although the initial purchasers have advised us that they currently intend to make a market in the debentures, they are not obligated to do so and may discontinue their market-making activities at any time without notice, and their market making activities will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, although the debentures are eligible for trading in the PORTAL market, such eligibility will cease upon the effectiveness of the registration statement of which this prospectus is a part. We cannot predict whether an active trading market for the debentures will develop or will be sustained. If an active market for the debentures fails to develop or be sustained, the trading price of the debentures could fall. Even if an active trading market were to develop, the debentures could trade at prices that may be lower than the initial offering price. The trading price of the debentures will depend on many factors, including:

          o    prevailing interest rates and interest rate volatility;

          o    the markets for similar securities;

          o our financial condition, results of operations and prospects; o the publication of earnings estimates or other research reports and speculation in the press or investment community;

          o    the market price of our common stock;

          o    changes in our industry and competition; and

          o    general market and economic conditions.

         As a result, we cannot assure you that you will be able to sell the debentures at attractive prices or at all.

ALTHOUGH WE CURRENTLY HAVE NO CREDIT RATINGS, NOR DO WE HAVE ANY CURRENT PLANS TO SEEK SUCH RATINGS, CHANGES IN OUR CREDIT RATINGS OR THE FINANCIAL AND CREDIT MARKETS COULD ADVERSELY AFFECT THE MARKET PRICE OF THE DEBENTURES.

The market price of the debentures will be based on a number of factors, including:

          o    our ratings, if any, with major credit rating agencies;

          o the prevailing interest rates being paid by companies similar to us; and

          o    the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the debentures. Currently, we are not rated by any of the major credit rating agencies and we have no current plans to seek such ratings. Even if we do obtain such ratings, however, credit rating agencies continually revise their ratings for companies that they follow, which would include us. The credit rating agencies also may evaluate the companies in our industries as a whole and may change their credit rating for us based on their overall view of our industries. A negative change in our credit rating, if it were to occur, could have an adverse effect on the market price of the debentures.

THE DEBENTURES ARE UNSECURED, AND THEREFORE ARE EFFECTIVELY SUBORDINATED TO ANY SECURED DEBT.

The debentures are not secured by any of our assets or any of our subsidiaries' assets. As a result, the debentures are effectively subordinated to any secured debt we may incur to the extent of the value of the pledged assets. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the debentures.

THE DEBENTURES ARE EFFECTIVELY SUBORDINATED TO THE DEBT OF OUR SUBSIDIARIES.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the debentures to participate in the distribution of those assets, are effectively subordinated to the claim of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Furthermore, we are not limited in or prohibited from transferring cash or other assets to our subsidiaries from time to time.

SALES OF OUR STOCK BY EXISTING STOCKHOLDERS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.

As of September 30, 2003, up to 13,495,975 registered shares were eligible for resale by existing stockholders subject, in some cases, to contractual sale limits, existing escrow arrangements and lockup agreements. Any significant sales of those shares, or the perception that such sales may occur, could cause the price of our common stock to drop significantly.

WE ARE A DEFENDANT IN SEVERAL PUTATIVE CLASS ACTION LAWSUITS AND DEFENDING THESE ACTIONS COULD HURT OUR BUSINESS.

We have been named as a defendant in several putative securities class action lawsuits relating to the allocation of shares by the underwriters of our initial public offering, and several allegedly false and misleading statements made by us between March 16, 2001 and January 23, 2003 relating, among other things, to our business and financial condition and results of operations to the market.

Additionally, dELiA*s currently is party to a purported class action litigation, which was filed in Federal District Court for the Southern District of New York in 1999 against dELiA*s Inc. and certain of its officers and directors. The consolidated complaint alleges, among other things, that the defendants violated Rule 10b-5 under the Exchange Act of 1934 by making material misstatements and by failing to disclose certain allegedly material information regarding trends in its business during part of 1998. The parties have reached an agreement in principle on a settlement of the action. That agreement has not yet been memorialized and will not become effective until a stipulation of settlement is executed by all parties and finally approved by the Court, after notice is given and an opportunity to object and a hearing has been accorded to all interested parties. On December 9, 2002, the Court entered an Order discontinuing the action ("Order of Discontinuance"), without prejudice to any party to apply to the Court on five days' notice to restore the action to the trial calendar if the settlement is not consummated within 45 days. By Order dated March 19, 2003, the Court extended the Order of Discontinuance until 30 days following the date on which the pending settlement is approved by the Court. The parties are continuing to negotiate over certain terms and conditions of the settlement, and the settlement papers have not been submitted for Court approval. There can be no assurances that the settlement will be completed. The claim and proposed settlement are within the limits of dELiA*s' insurance policy.

While we believe there is no merit to these lawsuits and intend to defend them vigorously, defending against them could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business. In addition, if we lose any of these lawsuits, or settle any of them on adverse terms, or on terms outside of our insurance policy limits, our stock price may be adversely affected.

                YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                      BECAUSE THEY ARE INHERENTLY UNCERTAIN

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Exchange Act, particularly statements regarding market expectations and opportunities, market share growth and new products and service expectations and capabilities. These forward-looking statements are just predictions and involve risks and uncertainties such that actual results may differ materially.

When used in or incorporated into this prospectus, the words "anticipate," "believe," "estimate," "expect" and "intend" and similar expressions as they relate to us or our management are intended to identify such forward-looking statements. Our actual future results may differ significantly from those stated in any forward-looking statements. These statements include statements regarding our ability to: increase revenues, generate multiple revenue streams, increase visitors to our Web sites and build customer loyalty; develop our sales and marketing teams; capitalize on our sales and marketing efforts; capitalize on our promotions, sponsorship, advertising and other revenue opportunities; build the Alloy, dELiA*s, CCS and Dan's Comp brand names, as well as the brand names of our other subsidiaries, and develop our on-line community; develop commercial relationships with advertisers and other websites; our websites' appeal to marketers and users; meet anticipated cash needs for working capital and capital expenditures for the next 24 months; enhance our infrastructure technology, transaction-processing and automation capabilities of our websites; increase the efficiency of our supply chain and fulfillment system; expand into international markets; expand and utilize our name database; identify desirable products and to continue to limit our risks of our excess inventory; continue to provide high levels of customer service and support; manage our vendors to maintain our profit margins; identify and integrate potential acquisitions and investments; and contact and successfully market to the increasing Generation Y audience.

As a result of the foregoing and other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price. We do not intend to update any of the forward-looking statements in this report to conform these statements to actual results, unless required by law.

In evaluating this offering, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 6 of this document.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated.

                Years ended January 31,                      Six months
    --------------------------------------------                ended
    1999     2000       2001      2002      2003           July 31, 2003
    ----     ----       ----      ----      ----           --------------

    --(a)    --(b)      --(c)     --(d)      6.9                 --(e)

These ratios have been calculated by dividing (i) income before income taxes plus fixed charges (adjusted for capitalized interest) by (ii) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized), preferred stock dividends and accretion of discount and the portion of rent expense (one-third) on our operating leases which we believe is deemed representative of interest.

(a) Due to our loss for the fiscal year ended January 31, 1999, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $6.364 million to achieve a coverage of 1:1

(b) Due to our loss for the fiscal year ended January 31, 2000, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $14.634 million to achieve a coverage of 1:1

(c) Due to our loss for the fiscal year ended January 31, 2001, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $29.689 million to achieve a coverage of 1:1

(d) Due to our loss for the fiscal year ended January 31, 2002, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $18.378 million to achieve a coverage of 1:1

(e) Due to our loss for the six months ended July 31, 2003, the ratio coverage was less than 1:1. We must generate additional earnings of $3.001 million in the subsequent six months to achieve a coverage of 1:1.


                                 USE OF PROCEEDS

This prospectus relates to debentures and shares of common stock being offered and sold for the account of the selling securityholders described in this prospectus. We will not receive any proceeds from the sale of securities by the selling securityholders in this offering.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq National Market under the symbol "ALOY." The following table sets forth for the periods indicated the range of intraday high and low sales prices per share for our common stock on the Nasdaq National Market.


 FISCAL 2001 (ENDED JANUARY 31, 2002)                                                       HIGH         LOW
                                                                                            ----         ---
  First Quarter................................................................           $13.50       $7.22
  Second Quarter ..............................................................            17.44        8.94
  Third Quarter ...............................................................            17.95        9.25
  Fourth Quarter...............................................................            23.95       11.58

 FISCAL 2002 (ENDED JANUARY 31, 2003)
  First Quarter................................................................           $21.38      $10.55
  Second Quarter...............................................................            14.76        8.90
  Third Quarter................................................................            11.50        6.81
  Fourth Quarter...............................................................            14.75        4.15

 FISCAL 2003 (ENDING JANUARY 31, 2004)
  First Quarter ...............................................................            $6.35       $4.28
  Second Quarter...............................................................             8.00        5.85
  Third Quarter (through October 15, 2003).....................................             7.40        5.32

We had 126 shareholders of record as of September 30, 2003. The pricing information has been derived from the Nasdaq National Market. As of October 16, 2003, the last reported sales price for our common stock was $5.91 per share.

Our present policy is to retain earnings for the operation and expansion of our business. We have never paid cash dividends on our common stock and do not anticipate that we will do so in the foreseeable future. The declaration and payment of dividends in the future will be determined by our board of directors and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

                          DESCRIPTION OF THE DEBENTURES

We issued the debentures under an indenture between us and Deutsche Bank Trust Company Americas, as trustee. The terms of the debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The trustee initially will act as paying agent, conversion agent and transfer agent under the indenture.

The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures and the indenture. We urge you to read the indenture, the form of the debentures and the registration rights agreement, which you may obtain from us upon request.

The registered holder of a debenture will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

When we refer to "the company," "we," "our" or "us" in this section, we refer only to Alloy, Inc., and not our subsidiaries.

BRIEF DESCRIPTION OF THE DEBENTURES

The debentures to be offered by the selling securityholders pursuant to this prospectus:

     o    are limited to $69,300,000 aggregate principal amount;

     o    bear interest at a rate of 5.375% per year;

     o will bear additional interest, which we refer to as "additional interest," if we fail to comply with certain obligations set forth below under "--Registration Rights; Transfer Restrictions"

     o are senior unsecured obligations, ranking equally with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness, but as indebtedness of the Company, the debentures are effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries;

     o are convertible into our common stock at an initial conversion price of $8.375 per share, subject to adjustment as described below under "--Conversion Rights," in the following circumstances:

                  (A) if the market price (as defined below) of our common stock is above 110% of the conversion price measured over a specified number of trading days;

                  (B) on or before August 1, 2018, if the ratio of the trading price (as defined below) of the debentures to the conversion value of the debentures is below 98% measured over a specified number of trading days; or

                  (C)      upon   the   occurrence   of   specified    corporate
                           transactions;

     o are redeemable by us at our option at any time and from time to time after August 1, 2008, in whole or in part, at the redemption prices specified below under "--Optional Redemption;"

     o are subject to repurchase by us at your option on August 1, 2008, 2013 and 2018 or if a change of control occurs as set forth below under "--Repurchase at Option of Holders;" and

     o are due on August 1, 2023, unless earlier redeemed by us at our option, or converted or repurchased by us at your option.

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional senior debt or any other indebtedness or issuing or repurchasing other securities. In addition, the indenture does not protect the holders in the event of a highly leveraged transaction or a change in control except to the extent described below under "--Repurchase at Option of Holders--Change of Control Put."

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion price (including an adjustment at our option), the holders may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock.

No sinking fund is provided for the debentures. The debentures will not be subject to defeasance although we may redeem the debentures at any time or from time to time after August 1, 2008 as provided below under "--Optional Redemption."

The debentures are issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Holders may present definitive debentures for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global securities, see "--Form, Denomination and Registration."

Holders may not sell or otherwise transfer the debentures and the common stock issuable upon conversion of the debentures except in compliance with the provisions set forth below under "--Registration Rights; Transfer Restrictions."

INTEREST

The debentures bear interest from July 23, 2003 at the rate of 5.375% per year. We also will pay additional interest if we fail to comply with certain obligations set forth below under "--Registration Rights; Transfer Restrictions."

We will pay interest semiannually on February 1 and August 1 of each year to the holders of record at the close of business on the preceding January 15 and July 15, respectively, beginning February 1, 2004. There are two exceptions to the preceding sentence:

     o In general, we will not pay accrued and unpaid interest on any debentures that are converted into our common stock. See "--Conversion Rights." If a holder converts its debentures after a record date for an interest payment but prior to the corresponding interest payment date, it will receive interest accrued and paid on these debentures on the interest payment date, notwithstanding the conversion of the debentures prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. But, at the time such holder surrenders its debentures for conversion, it will be required to remit to us an amount equal to the interest that will be paid on the interest payment date.

     o We will pay interest to a person other than the holder of record on the record date if holders elect to require us to repurchase the debentures on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the debentures being repurchased to, but excluding, the repurchase date to the same person to whom we will pay the principal of these debentures.

Except as provided below, we will pay interest on:

     o    the global securities to DTC in immediately available funds;

     o any definitive debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these debentures; and

     o any definitive debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by holder of those debentures.

At maturity, we will pay interest on the definitive debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

We will pay principal on:

     o    the global securities to DTC in immediately available funds; and

     o the definitive debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

CONVERSION RIGHTS

GENERAL

Holders may convert any outstanding debentures (or portions of outstanding debentures) into our common stock, initially at the conversion price of $8.375 per share, equal to a conversion rate of 119.4030 shares per $1,000 principal amount of debentures, under the circumstances summarized below. The conversion price will be subject, however, to adjustment as described below under "--Conversion Price Adjustments." We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash to holders in an amount equal to the market value of that fractional share based upon the market price of our common stock on the trading day immediately preceding the conversion date. You may convert debentures only in denominations of $1,000 and whole multiples of $1,000.

Holders may surrender debentures for conversion into our common stock prior to the close of business on their stated maturity date if any of the following conditions are satisfied:

     o during any Conversion Period, if the market price of our common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the last day of the preceding fiscal quarter was more than 110% of the conversion price on that 30th trading day;

     o on or before August 1, 2018, during the five business-day period following any Debenture Measurement Period in which the average trading price for the debentures for that Debenture Measurement Period was less than 98% of the average conversion value, as described below, for the debentures during that Debenture Measurement period; or

     o upon the occurrence of any of the corporate transactions summarized below under "--Conversion Upon Specified Corporate Transactions."

If a holder has exercised such holder's right to require us to repurchase such holder's debentures as described under "--Repurchase at Option of Holders," such holder may convert its debentures into our common stock only if it withdraws its notice of exercise of repurchase and convert such holder's debentures prior to the close of business on the applicable repurchase date. However, if such holder is a holder of debentures that have been called for redemption, it must exercise its conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price.

CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITIONS

A holder may convert any of its debentures into our common stock during any Conversion Period if the market price of our common stock for at least 20 consecutive trading days in the 30 trading-day period ending on the last day of the preceding fiscal quarter exceeds 110% of the conversion price on that 30th trading day. The conversion price per share of common stock as of any day equals the quotient of the principal amount of a debenture divided by the number of shares of common stock issuable upon conversion of such debenture on that day.

On or before August 1, 2018, a holder also may convert its debentures into our common stock during the five business-day period following any Debenture Measurement Period in which the average of the trading prices for the debentures for that Debenture Measurement Period was less than 98% of the average conversion value for the debentures during that Debenture Measurement Period.

"Conversion value" is equal to the product of the market price for our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each debentures is then convertible.

CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

If:

     o we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the market price of the common stock at the time of the announcement of that distribution;

     o we elect to distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the market price of the common stock on the day preceding the declaration date for the distribution; or

     o a change of control as described under "--Repurchase at Option of Holders--Change of Control Put" occurs but holders of debentures do not have the right to require us to repurchase their debentures as a result of such change of control because either (a) the market price of our common stock for a specified period prior to that change of control exceeds a specified level or (b) because the consideration received in the change of control consists of capital stock that is freely traded and the debentures become convertible into that capital stock, each as more fully described under "--Repurchase at Option of Holders--Change of Control Put,"

then we must notify the holders of debentures at least 20 days prior to the ex-dividend date for the distribution or within 20 business days of the occurrence of the change of control, as the case may be. Once we have given that notice, holders may convert their debentures at any time until either (a) the earlier of close of business on the business day prior to the ex-dividend date and our announcement that the distribution will not take place, in the case of a distribution, or (b) within 20 business days of the change of control notice, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of debentures to convert will be made if the holder participates or will participate in the distribution without conversion.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock will be converted into cash, securities or other property, a holder may convert debentures at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert debentures into common stock will be changed into a right to convert the debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such debentures immediately prior to the transaction. If the transaction also constitutes a "change of control" (as defined below) the holder can require us to repurchase all or a portion of its debentures as described under "--Repurchase at Option of Holders--Change of Control Put."

CONVERSION PROCEDURES

Except as provided below, if a holder converts its debentures into our common stock on any day other than an interest payment date, such holder will not receive any interest that has accrued on these debentures since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the debentures being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted debentures. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

If a holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued and paid on such debentures, notwithstanding the conversion of such debentures prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. But, at the time of surrender of such debentures for conversion, such holder must pay us an amount equal to the interest that will be paid on the debentures being converted on the interest payment date. The preceding sentence, however, does not apply to a holder that converts, after a record date for an interest payment, but prior to the corresponding interest payment date, debentures that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date. Accordingly, if we call such holder's debentures for redemption on a date that is after a record date for an interest payment but on or prior to the third business day after the corresponding interest payment date, and prior to the redemption date such holder chooses to convert its debentures, such holder will receive on the date that has been fixed for redemption the amount of interest it would have received if it had not converted its debentures.

A holder will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if it exercises its conversion rights, but a holder will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than such holder. If a holder converts any debentures within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than such holder's unless the applicable restrictions on transfer have been satisfied. See "--Registration Rights; Transfer Restrictions." Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by such holder have been paid.

To convert interests in a global debenture, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert definitive debentures, a holder will be required to:

     o complete the conversion notice on the back of the debentures (or a facsimile of it);

     o deliver the completed conversion notice and the debentures to be converted to the specified office of the conversion agent;

     o pay all funds required, if any, relating to interest on the debentures to be converted to which such holder is not entitled, as described in the second preceding paragraph; and

     o pay all transfer taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to a converting holder a certificate for the number of shares of common stock into which the debentures are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

The conversion agent, which initially will be the indenture trustee, will, on our behalf, determine if the debentures are convertible as a result of the market price of our common stock on a daily basis, in the case of the right to convert upon satisfaction of market price conditions, and at the end of each quarter, in the case of the other bases upon which holders may convert their debentures, in each case, notifying us and the trustee.

CONVERSION PRICE ADJUSTMENTS

         We will adjust the initial conversion price for certain events, including:

         (1) issuances of our common stock as a dividend or distribution on our common stock;

         (2) certain subdivisions, combinations or reclassifications of our common stock;

         (3) issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the then current market price of our common stock;

         (4) distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

                  (A) the rights and warrants to the extent included pursuant to paragraph (3) above;

                  (B) any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph;

                  (C) any dividends or distributions paid exclusively in cash; or

                  (D) common stock distributions to the extent included pursuant to paragraph (1) above);

         (5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock, other than dividends or distributions made in connection with our liquidation, dissolution or winding-up; and

         (6) purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

         We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

         If we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

         If we elect to make a distribution described in paragraph (3) or (4) above, which, in the case of paragraph (4) above, has a per share value equal to more than 5% of the market price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right described above under "--Conversion Rights--Conversion Upon Specified Corporate Transactions," or if the debentures are otherwise convertible, we will be required to give notice to the holders of debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

         If we:

         (1) reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

         (2) consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the debentures may convert the debentures into the consideration they would have received if they had converted their debentures immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

         We may from time to time, to the extent permitted by law, reduce the conversion price or increase the conversion rate of the debentures by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

If we adjust the conversion price or conversion ratio pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

OPTIONAL REDEMPTION

The debentures will not be redeemable at our option prior to August 1, 2008.

After August 1, 2008, we may redeem all or a part of the debentures upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the debentures redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:


        YEAR                                                      PERCENTAGE
        ----                                                      ----------
        2008............................................              103%
        2009............................................              102%
        2010............................................              101%
        2011 and thereafter.............................              100%

If less than all of the debentures are to be redeemed at any time, the trustee will select debentures for redemption as follows:

     o if the debentures are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the debentures are listed; or

     o if the debentures are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No debenture of $1,000 principal amount or less can be redeemed in part. Notices of redemption will be mailed by the trustee to each holder of debentures to be redeemed at such holder's registered address. Notices of redemption may not be conditional.

If any debentures are to be redeemed in part only, the notice of redemption that relates to those debentures in principal amount equal to the unredeemed portion of the original debentures will be issued in the name of the holder of debentures upon cancellation of the original debentures. Debentures called for redemption become due on the day fixed for redemption. On and after the redemption date, interest ceases to accrue on debentures or portions of them called for redemption.

REPURCHASE AT OPTION OF HOLDERS

OPTIONAL PUT

         On August 1, 2008, 2013 and 2018, each holder may require us to repurchase for cash all of such holder's debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of those debentures plus any accrued and unpaid interest, on those debentures to, but excluding, the repurchase date. Holders may submit their debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the applicable repurchase date until the close of business on the repurchase date.

CHANGE OF CONTROL PUT

         If a change of control occurs, each holder may require us to repurchase for cash all of such holder's debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

         A "change of control" will be deemed to have occurred at such time after the original issuance of the debentures when any of the following has occurred:

         (1) the acquisition by any person, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

         (2) the first day on which a majority of the members of our board of directors are not continuing directors; or

         (3) the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

                  (A)      any transaction:

                           (i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

                           (ii) pursuant to which holders of our capital stock immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

                  (B) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

         (1) the market price per share of our common stock for any five trading days within:

                  (A) the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under paragraph
                           (1) above; or

                  (B) the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under paragraph (2) or (3) above,

                  equals or exceeds 110% of the conversion price of the debentures in effect on each such trading day; or


         (2) at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the debentures become convertible solely into such common stock (and any rights attached thereto).

Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) under the Exchange Act, while the term "continuing director" means, as of any date of determination, any member of the board of directors who:

     o    was a member of the board of directors on July 23, 2003; or

     o was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director's nomination or election.

         The definition of "change of control" includes a phrase relating to the conveyance, sale, transfer, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under New York law, which is the law governing the indenture and the debentures. Accordingly, there may be uncertainty as to whether or not a change of control may have occurred and, therefore, as to whether or not the holders of debentures will have the right to require us to repurchase their debentures.

REPURCHASE RIGHT PROCEDURES

         Within 20 business days after the occurrence of a change of control, we will be required to give notice to all holders of the occurrence of the change of control and of their resulting repurchase right. The repurchase date will be 20 business days after the date we give that notice. With respect to other repurchase rights, we will be required to give notice 20 business days prior to any repurchase date to all holders. The notices will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below.

         If holders have the right to cause us to repurchase their debentures as described above, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

         To elect to require us to repurchase debenture, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the repurchase date and must state certain information, including:

          o    the  certificate   numbers  of  the  holder's  debentures  to  be
               delivered for repurchase;

          o    the  portion  of  the  principal   amount  of  debentures  to  be
               repurchased, which must be $1,000 or an integral multiple of $1,000; and

          o that the debentures are to be repurchased by us pursuant to the applicable provision of the indenture.

         A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

          (1)  the principal amount of debentures being withdrawn;

          (2)  the certificate numbers of the debentures being withdrawn; and

          (3) the principal amount, if any of the debentures that remain subject to the repurchase notice.

         The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the debentures. In connection with any offer to require us to repurchase debentures as summarized above we will, to the extent applicable:

          (1) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

          (2) file a Schedule TO or any other required schedule or form under the Exchange Act.

         Our obligation to pay the repurchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

         If the paying agent holds money sufficient to pay the repurchase price of the debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debentures.

         We may, to the extent permitted by applicable law and agreements governing our other debt, if any, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debentures so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

LIMITATIONS ON REPURCHASE RIGHTS

         The repurchase rights described above may not necessarily protect holders of the debentures if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

         Our ability to repurchase debentures upon the occurrence of a change in control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our then existing debt, if any. Further, we cannot give any assurance that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. Any failure by us to repurchase the debentures when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other debt, if any. In addition, our ability to repurchase debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in the agreements governing our other debt, if any.

         The change of control repurchase provision of the debentures may, in certain circumstances, make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is a typical term contained in many convertible securities similar to the debentures.

CONSOLIDATION, MERGER AND ASSUMPTION

The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

     o the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     o that person assumes all of our obligations under the indenture and the debentures; and

     o we or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

EVENTS OF DEFAULT

         Each of the following constitutes an event of default under the indenture:

         (1) our failure to pay when due the principal of or premium, if any, on any of the debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

         (2) our failure to pay an installment of interest on any of the debentures for 30 days after the date when due;

         (3) our failure to perform or observe any other term, covenant or agreement contained in the debentures or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

         (4) our default under any indebtedness for money borrowed by us or any of our subsidiaries that is a "significant subsidiary" or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary, the aggregate outstanding principal amount of which is in an amount in excess of $15 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding, which default:

                  (A) is caused by our failure to pay when due principal or interest on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

                  (B) results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

         (5) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary.

         The indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the debentures when due or in the payment of any repurchase obligation.

         If an event of default specified in clause (5) above occurs and is continuing with respect to us, then automatically the principal of all the debentures and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to us (the default not having been cured or waived as provided under "--Modifications and Amendments" below), the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the debentures due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the debentures then outstanding upon the conditions provided in the indenture.

         The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the debentures then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

         We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

MODIFICATIONS AND AMENDMENTS

CHANGES REQUIRING APPROVAL OF EACH AFFECTED HOLDER

         The indenture, including the terms and conditions of the debentures, is not able to be modified or amended without the written consent or the affirmative vote of the holder of each debentures affected by such change to:

         (1) change the maturity of the principal of or the date any installment of interest is due on any debentures;

         (2)      reduce  the  principal   amount  or  repurchase  price  of  or
                  redemption price of or interest on any debentures;

         (3) change the currency of payment of such debentures or interest thereon;

         (4) alter the manner of calculation or rate of accrual of interest on any debentures or extend the payment of any such amount;

         (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debentures;

         (6) modify our obligations to maintain an office or agency in New York, New York;

         (7) except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights or the conversion rights of holders of the debentures;

         (8) change redemption provisions to the indenture in a manner adverse to the holders of debentures; or

         (9)      reduce  the  percentage  in  aggregate   principal  amount  of
                  debentures outstanding necessary to modify or amend the indenture or to waive any past default.

CHANGES REQUIRING MAJORITY APPROVAL

         Except as otherwise provided in respect of changes requiring the approval of each affected holder and changes requiring no approval, the indenture, including the terms and conditions of the debentures, may be modified or amended either:

         (1) with the written consent of the holders of at least a majority in aggregate principal amount of the debentures at the time outstanding; or

         (2)      by the adoption of a resolution  at a meeting of holders by at
                  least  a  majority  in  aggregate   principal  amount  of  the
                  debentures represented at such meeting.

CHANGES REQUIRING NO APPROVAL

         The indenture, including the terms and conditions of the debentures, may be modified or amended by us and the trustee, without the consent of the holder of any debentures, for the purposes of, among other things:

         (1) adding to our covenants for the benefit of the holders of debentures;

         (2)      surrendering any right or power conferred upon us;

         (3) providing for conversion rights of holders of debentures in the event of any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

         (4) providing for the assumption of our obligations to the holders of debentures in the case of a merger, consolidation or conveyance, sale, transfer or lease of all or substantially all of our assets;

         (5) reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of debentures (after taking into account tax and other consequences of such reduction);

         (6) complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

         (7) making any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the resale registration rights agreement, provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect;

         (8) curing any ambiguity or correcting or supplementing any defective provision contained in the indenture;

         (9)      adding guarantees with respect to the debentures; or

         (10) adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect in any material respect the interests of the holders of debentures.

GOVERNING LAW

         The indenture and the debentures are governed by, and will be construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE AND THE TRANSFER AGENT

         Deutsche Bank Trust Company Americas, as trustee under the indenture, initially has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debentures. American Stock Transfer & Trust

Company is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

REGISTRATION RIGHTS; TRANSFER RESTRICTIONS

         We have entered into a resale registration rights agreement with the initial purchasers for the benefit of the holders of the debentures under which we, at our expense, for the benefit of the holders, filed with the SEC a shelf registration statement, of which this prospectus is a part, covering the resale of the debentures and the shares of stock issuable upon conversion of the debentures. Pursuant to the registration rights agreement, we have agreed to keep the shelf registration statement effective until the earliest of:

         o        August  20,  2005;

         o the date when the holders of the debentures and the common stock issuable upon conversion of the debentures are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

         o the date when all of the debentures and the common stock into which the debentures are convertible that are owned by the holders who complete and deliver the selling securityholder notice and questionnaire described below are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

         Each holder wishing to sell debentures or common stock pursuant to the prospectus must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

         (1) the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

         (2) we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of a debenture, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

         If:

         (1) we have not filed the shelf registration statement with the SEC prior to or on the 90th day following the earliest date of original issuance of any of the debentures;

         (2)      the  shelf  registration   statement  has  not  been  declared
                  effective prior to or on the 180th day following the earliest date of original issuance of any of the debentures; or

         (3) any registration statement ceases to be effective or fails to be usable and (a) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (b) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be (each, a "registration default"),

then additional amounts will accrue as liquidated damages on the debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

         (1) an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

         (2) an additional 0.50% of the principal amount from and after the 91st day following such registration default.

In no event will additional amounts accrue at a rate per year exceeding 0.75%. If a holder has converted some or all of its debentures into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the debentures converted.

         For holders of securities who or which are not named as a selling securityholder in this prospectus at the time of effectiveness of the shelf registration statement, we will prepare and file, if required, as promptly as practicable after the receipt of the holders' selling securityholder questionnaires, amendments to the shelf registration statement containing this prospectus and/or supplements to this prospectus as necessary to permit such holders to deliver this prospectus, including any supplements, to purchasers of the offered securities, subject to our right to suspend the use of this prospectus as described above.

                The above summary of some of the provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

FORM, DENOMINATION AND REGISTRATION

DENOMINATION AND REGISTRATION

         The debentures will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

GLOBAL SECURITIES; BOOK-ENTRY FORM

         Except as provided below, debentures sold to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, are and will be evidenced by one or more global securities deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

         Record ownership of the global securities may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A QIB may hold its interests in a global security directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are direct DTC participants if such QIB is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's procedures and will be settled in same-day funds. QIBs may also beneficially own interests in the global securities held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

         So long as Cede & Co., as nominee of DTC, is the registered owner of the global securities, Cede & Co. for all purposes will be considered the sole holder of the global securities. Except as provided below, owners of beneficial interests in the global securities:

         o will not be entitled to have certificates registered in their names;

         o will not receive or be entitled to receive physical delivery of certificates in definitive form; and

         o        will not be considered holders of the global securities.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

         We will wire, through the facilities of the trustee, payments of principal and interest payments on the global securities to Cede & Co., the nominee of DTC, as the registered owner of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or be liable for paying amounts due on the global securities to owners of beneficial interests in the global securities.

         We have been informed that it is DTC's current practice, upon receipt of any payment of principal of and interest on the global securities, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the debentures represented by the global securities, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in debentures represented by the global securities held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

         If a holder would like to convert such holder's debentures into common stock pursuant to the terms of the debentures, such holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

         Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder's ability to pledge its interest in the debentures represented by global securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

         Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including, without limitation, the presentation of debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global securities are credited and only for the principal amount of the debentures for which directions have been given.

         DTC has further advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the
Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial debentures and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchaser of the debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause debentures to be issued in definitive form in exchange for the global securities. None of us, the trustee or any of our or its agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global securities.

         According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

                          DESCRIPTION OF CAPITAL STOCK

         The description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our restated bylaws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended and our restated bylaws. The following summary of certain provisions of our common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the debentures. We encourage you to read our restated certificate of incorporation and our shareholder rights agreement that creates the rights to acquire shares of our preferred stock upon the occurrence of certain events because they, and not this summary, define the rights of holders of our common stock and the associated rights. We have filed our restated certificate of incorporation and our shareholder rights agreement with the SEC. See "Where You Can Find More Information" for information on how to obtain these documents.

DESCRIPTION OF COMMON STOCK

         We are authorized to issue  200,000,000  shares of common stock,  $0.01


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

par value per share. As of October 10, 2003, there were approximately 41,416,740 shares of common stock outstanding.

         Each share of our common stock is entitled to one vote on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

DESCRIPTION OF PREFERRED STOCK

         We are authorized to issue, without stockholder approval, up to 10,000,000 shares of preferred stock, $0.01 par value per share, having rights senior to those of our common stock. As of Setpember 30, 2003, we had authorized the issuance of 3,000 shares of Series B convertible preferred stock (the "Series B Preferred Stock"), of which 1,613 shares were outstanding, 1,850,000 shares of Series A convertible preferred stock, none of which were outstanding, and 1,000,000 shares of Series C junior participating preferred stock (the "Series C Preferred Stock"), none of which were outstanding.

         Each share of Series B Preferred Stock has an initial stated value and liquidation preference of $10,000, which accrues interest on a daily basis at a rate of 5.5% per year, compounded quarterly. Except as required by the Delaware General Corporate Law, the holders of the Series B Preferred Stock are not entitled to any vote on matters on which the holders of common stock vote. Each share of Series B Preferred Stock may be converted into shares of our common stock at anytime by its holder. The conversion price initially is $11.70, and is subject to adjustment if we split our common stock into a greater number of shares, combine our stock into a lesser number of shares or if we agree to sell more than 50% of our outstanding shares, any person announces a tender offer for more than 50% of our outstanding shares or we agree to sell all or substantially all of our assets. If we issue, or are deemed to issue, shares of our common stock after December 15, 2002 at a price below the closing bid price of our common stock on the day immediately prior to issuance or deemed issuance of such common stock, the conversion price will be reduced to reflect the weighted-average of the dilution caused by such issuance or deemed issuance. The holders of the Series B Preferred Stock may require that we redeem their shares for cash if our stock is delisted from trading on the Nasdaq or certain other negative events occur. In addition, we must redeem any outstanding shares of the Series B Preferred Stock on the stated maturity date, June 15, 2005, by converting such shares into shares of common stock or redeeming them for cash.

         Our board of directors is authorized to issue additional shares of preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

         o        dividend rights;

         o        conversion rights;

         o        voting rights;

         o        redemption rights and terms of redemption; and

         o        liquidation preferences.

         Our board may fix the number of shares constituting any series and the designations of these series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designation relating to each series.

         Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

         The provisions of Delaware law and of our restated certificate of incorporation, as amended, and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests.

Delaware Statutory Business Combinations Provision. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

Classified Board of Directors. Our board of directors is divided into three classes. Each year our stockholders elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors serve until the election and qualification of their respective successors or their earlier resignation or removal. Only the board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. Only the board of directors (or its remaining members, even if less than a quorum) is empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings would be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date for proxy materials relating previous year's annual meeting or, if the date of the annual meeting is held more than 30 days before or 60 days after the date of the previous year's annual meeting, such notice must be delivered before the later of 90 days prior to the date of the annual meeting and 10 days after the date of the meeting is announced publicly. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by the entire board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

No Stockholder Action by Written Consent. Our restated certificate of incorporation, as amended, does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-Majority Stockholder Vote Required to Amend our By-laws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation, as amended, requires a 70% vote for any amendment to, or repeal of, our restated by-laws by the stockholders. Our restated by-laws may be amended or repealed by a simple majority vote of the board of directors.

RIGHTS PLAN

         On April 9, 2003, our board of directors declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of our common stock, to stockholders of record at the close of business on April 28, 2003 (the "record date"). Each Right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share (a "Unit") of Series C preferred stock, at a purchase price of $40.00 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent.

         Initially, the Rights will be attached to all common stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will separate from the common stock and a "Distribution Date" will occur upon certain specified events.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 14, 2013, unless we earlier redeem or exchange them as described below.

         If any person becomes an Acquiring Person (as defined in the Rights Agreement), also known as a "Section 11(a)(ii) Event", each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock (or, in certain circumstances, cash, property or other of our securities) which equals the exercise price of the Right divided by one-half of the current market price (as defined in the Rights Agreement) of the common stock at the date of the occurrence of the event.

         If, at any time following a Section 11(a)(ii) Event, (i) we are acquired in a merger or other business combination transaction or (ii) more than 50% of our assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock (or other specified equity securities) of the acquiring company which equals the exercise price of the Right divided by one-half of the current market price (as defined in the Rights Agreement) of such common stock (or other specified equity securities) at the date of the occurrence of the event.

         At any time after the occurrence of a Section 11(a)(ii) Event, our Board may exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one Common Stock Equivalent (as defined in the Rights Agreement), per Right (subject to adjustment).

         The Purchase Price payable, and the number of units of Series C preferred stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time under certain circumstances set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.

         We may redeem the Rights in whole, but not in part, at any time before a Section 11(a)(ii) Event, at a price of $.001 per Right (payable in cash, common stock or other consideration deemed appropriate by our Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 per Right redemption price. The redemption price is payable in cash, stock or other consideration deemed appropriate by the Board.

         Until a Right is exercised, the holder thereof, as such, will have no rights as one of our stockholders, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for common stock (or other consideration) of ours or for common stock of the acquiring company as set forth above.

         Subject to certain exceptions, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to such time as the Rights are no longer redeemable.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the material US federal income tax consequences relating to the purchase, ownership, and disposition of the debentures and of common stock into which debentures may be converted, but does not purport to be a complete analysis of all the potential tax consequences that may be material to a holder based on such holder's particular tax situation (such as the alternative minimum tax provisions of the Code). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations, promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice as of the date of this offering memorandum. All of those authorities are subject to change, possibly on a retroactive basis, or differing interpretation, so as to result in US federal income tax consequences different from those discussed below. This summary deals only with initial beneficial owners of debentures that will hold such debentures and common stock into which debentures may be converted as "capital assets," within the meaning of Section 1221 of the Code, and does not address tax consequences applicable to holders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, expatriates, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold debentures as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction for tax purposes, persons who hold debentures through a partnership or other pass through entity, or persons that have a "functional currency" other than the US dollar (except as disclosed below under "Non-US Holders"). This summary discusses the tax consequences applicable to the holders who purchase the debentures at their "issue price" as defined in Section 1273 of the Code (i.e., the first price at which a substantial portion of the debentures is sold to the public). We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws, and except where noted, the U.S. federal estate, gift or alternative minimum tax consequences, if any, to the holder of the debentures and common stock into which debentures may be converted.

         INVESTORS CONSIDERING THE PURCHASE OF DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE US FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

         As used herein, the term "US Holder" means a beneficial owner of a debenture or common stock that is for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, limited liability company or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to US federal income taxation regardless of its source, or (iv)
(a) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more US persons, as defined in Section 7701(a)(3) of the Code, with authority to control all substantial decisions, or (b) a trust that was in existence on August 20, 1996 and was treated as a domestic trust on August 19, 1996, that has elected to continue to be treated as a U.S. trust. As used herein, the term "Non-US Holder" means a beneficial owner of a debenture or common stock that is not a US Holder. It should be noted that certain "single member entities" are disregarded for US federal income tax purposes. Thus, for US federal income tax purposes, the income, gain, loss and deductions of such an entity are attributed to the owner of such single member entity. The discussion below for US Holders may not apply to certain single member non-corporate entities that are treated as owned by a Non-US Holder. Investors which are single member noncorporate entities should consult with their own tax advisors to determine the US federal, state, local and other tax consequences that may be relevant to them.

TREATMENT OF CONVERTIBLE DEBENTURES AS DEBT OR EQUITY

         We intend to treat the debentures as debt for federal income tax purposes. This characterization is binding on the holders of the debentures unless the holder discloses on his, her or its federal income tax return that he, she or it is taking a contrary position. The following assumes that the debentures will be treated as debt for federal income tax purposes.

US HOLDERS

         The following is a summary of the principal US federal income tax consequences resulting from the ownership and disposition of the debentures and common stock by US Holders.

         PAYMENT OF INTEREST

         Stated interest on a debenture generally will be includable in the income of a US Holder as ordinary income at the time such interest is received or accrued, in accordance with such US Holder's method of accounting for U.S. federal income tax purposes.

         SALE, EXCHANGE OR REDEMPTION OF THE DEBENTURES

         Upon the sale, exchange or redemption of a debenture, a US Holder generally will realize and recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or redemption and the US Holder's adjusted tax basis in such debenture. For these purposes, the amount realized on the sale, exchange or redemption of the debentures is equal to the amount of cash plus the fair market value of any other property received, but does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A US Holder's adjusted tax basis in a debenture generally will be the US dollar value of the purchase price of such debenture on the date of purchase. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the debenture was held for more than one year. The deductibility of net capital losses is subject to limitations.

         CONSTRUCTIVE DIVIDENDS ON DEBENTURES

         The conversion price of the debentures is subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments to the conversion ratio that increase a holder's proportionate share of our assets or our earnings may in certain circumstances result in a constructive dividend to such holder, resulting in ordinary income to the holder to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Similarly, a failure to adjust the conversion price of the debentures to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to US Holders of common stock.

         CONVERSION OF THE DEBENTURES

         A US Holder generally will not recognize any income, gain or loss upon conversion of a debenture into common stock, except with respect to cash received in lieu of a fractional share of common stock. A US Holder's tax basis in the common stock received on conversion of a debenture will be the same as such US Holder's adjusted tax basis in the debenture at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the debenture converted.

         Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the US Holder's adjusted tax basis in the fractional share). The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary interest income.

         DIVIDENDS ON COMMON STOCK

         Generally, a distribution by us with respect to our common stock will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as of the year of such distribution, then as a tax-free return of capital to the extent of a US Holder's tax basis in the common stock that such US Holder holds and thereafter as gain from the sale of exchange of such stock.

         In general, a dividend distribution to a corporate US Holder may qualify for the 70% dividends received deduction if the US Holder owns less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate US Holder that owns 20% or more of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock) may qualify for an 80% dividends received deduction subject to important exceptions.

         Recently enacted tax legislation lowers the maximum U.S. individual tax rate on capital gains and "qualified dividend income" to 15% so long as certain specified holding periods are satisfied. Capital gains on sales of our common stock by U.S. individuals and "capital gain" dividends received by U.S. individuals generally will be eligible for the reduced 15% rate.

         SALE OF COMMON STOCK

         Upon the sale or exchange of common stock, a US Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such US Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the US Holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year.

NON-US HOLDERS

         The following discussion is a summary of the principal US federal income and estate tax consequences resulting from the ownership of the debentures or common stock by Non-US Holders.

         Special rules may apply to certain Non-US Holders such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid federal income tax, or in certain circumstances, United States expatriates. Such Non-US Holders should consult their own tax advisors to determine the US federal, state, local and other tax consequences that may be relevant to them.

         PAYMENT OF INTEREST

         Subject to the discussion below of backup withholding, interest paid on the debentures to a Non-US Holder generally will not be subject to U.S. federal income tax if:

                  (1) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-US Holder and applicable certification requirements are met;

                  (2) the Non-US Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

                  (3) the Non-US Holder is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of debentures would be deemed to own constructively the common stock into which it could be converted);

                  (4) the Non-US Holder, under penalty of perjury, certifies that he, she or it is not a US person (as defined in Section 7701(a)(3) of the Code) and provides his, her or its name and address; and

                  (5) the Non-US Holder is not a bank receiving interest on the debentures pursuant to a loan agreement entered into in the ordinary course of its trade or business.

         If certain requirements are satisfied, the certification described in clause 4 above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. In addition, the certification described in clause 4 above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

         With respect to foreign partnership and certain foreign trusts, Treasury Regulations require such entities to provide additional documentation which (i) certifies that the individual partners, beneficiaries, or owners of the partnership or trust are not US Holders, and (ii) provides the names and addresses of the individual partners, beneficiaries or owners.

         A holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a U.S. trade or business of the holder or a lower treaty rate applies and, in either case, the Non-US Holder provides us with proper certification as to the holder's exemption from withholding. If the interest is effectively connected to the conduct of a U.S. trade or business of the Non-US Holder, it will be subject to the US federal income tax on net income that applies to U.S. persons generally. In addition, with respect to corporate holders and under certain circumstances, a Non-US Holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the US trade or business. For this purpose, interest will be included in the earnings and profits of such foreign corporation. Non-US Holders should consult applicable income tax treaties, which may provide different rules.

         SALE OR EXCHANGE

         Subject to the discussion below on backup withholding, a Non-US Holder generally will not be subject to U.S. federal income tax or withholding on the gain realized on the sale or exchange of a debenture, or the sale or exchange of common stock, unless:

         (1) the gain is effectively connected with the conduct of a trade or business within the United States by such Non-US Holder;

         (2) in the case of an individual Non-US Holder, such holder is present in the United States for 183 days or more in the year of such sale or exchange and certain other requirements are met; or

         (3) the Non-US Holder is subject to tax pursuant to the provisions of US tax law applicable to certain US expatriates.

         CONVERSION OF THE DEBENTURES

         A Non-US Holder generally will not be subject to U.S. federal income tax on the conversion of a debenture into shares of common stock. The fair market value of shares of common stock received, which is attributable to accrued interest, will be subject to the rules applicable to the payment of interest described above. To the extent a Non-US Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a debenture or common stock.

         DIVIDENDS

         Subject to the discussion below on backup withholding, dividends, if any, paid on the common stock to a Non-US Holder that are not treated as effectively connected to a trade or business carried on by the Non-US Holder in the United States generally will be subject to a 30% US federal withholding tax, subject to reduction for Non-US Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "US Holders--Constructive Dividends on Debentures" above. A Non-US Holder who wishes to claim the benefits of an applicable tax treaty will be required to satisfy certain certification and other requirements.

         Except to the extent otherwise provided under an applicable tax treaty, a Non-US Holder generally will be taxed in the same manner as a US Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-US Holder (and if required by an applicable tax treaty, is attributable to a permanent establishment maintained in the United States). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if such Non-US Holder is a foreign corporation, it may also be subject to a US branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    U.S. FEDERAL ESTATE TAX

         A debenture held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for US federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such debenture would not have been effectively connected with the conduct by such individual of a trade or business in the United States. However, common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, and the rate of tax that applies thereto may be reduced or eliminated if an applicable estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         US HOLDERS

         A US Holder of debentures or common stock may be subject to "backup withholding" with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the debentures and certain other consideration received upon the call, exchange, redemption or conversion of a debenture. These backup withholding rules apply if the US Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such US Holder is not subject to backup withholding. A US Holder who does not provide us with its correct TIN may also be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain US Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We will report to US Holders of debentures and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

         NON-US HOLDERS

         We must report annually to the IRS and to each Non-US Holder the amount of any dividends paid to, and tax withheld with respect to, such holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-US Holder resides or is incorporated.

         Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of interest or principal of the debentures by us or our agent to a Non-US Holder if the Non-US Holder certifies as to its Non-US Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds on the disposition of debentures or share of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-US Holder of debentures or shares of common stock effected outside the United States to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income from all sources for certain periods from activities that are effectively connected with a US trade or business, a foreign partnership in which one or more U.S. persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership that is engaged in a trade or business in the United States, information reporting requirements, but not backup withholding, will apply unless such broker has documentary evidence in its files of the holder's Non-US status and has no actual knowledge (or reason to know) to the contrary or unless the holder otherwise establishes an exemption.

                             SELLING SECURITYHOLDERS

         We originally issued and sold the debentures to the initial purchasers in private placement transactions exempt from the registration requirements of the Securities Act. The debentures were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" under Rule 144A. Selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell the debentures and the common stock into which the debentures are convertible pursuant to this prospectus and any applicable prospectus supplement.

         The following table sets forth certain information by the named selling securityholders, as of the date they completed a selling securityholder questionnaire (dates ranging from August 20, 2003 to October 15, 2003), with respect to the principal amount of debentures beneficially owned and the number of shares of common stock issuable upon conversion of those debentures that may be offered from time to time under this prospectus by the selling securityholders named in the table. This information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, a portion or name of the debentures or common stock issuable upon conversion of the debentures. Because the selling securityholders may offer all or a portion of the debentures or common stock, we cannot estimate the amount of the debentures or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act. The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $69,300,000 aggregate principal amount of debentures outstanding. The number of shares of common stock owned prior to the offering does not include shares of common stock issuable upon conversion of the debentures. The percentage of common stock outstanding beneficially owned by each selling securityholder is based on 41,416,740 shares of common stock outstanding on October 10, 2003. The number of shares of common stock issuable upon conversion of the debentures offered hereby is based on an initial conversion price of $8.375 per share. This conversion price is subject to adjustment as described under "Description of the debentures--Conversion Rights." Accordingly, the number of conversion shares may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures, but will be paid in cash.

         Unless  set  forth  below,   to  our  knowledge  none  of  the  selling
securityholders has had a material relationship with us or any of our affiliates within the past three years.


                                 Principal                       Number of
                                 Amount of                       Shares of
                                 Debentures                      Common Stock
                                 Beneficially                    Beneficially       Conversion
                                 Owned and       Percentage of   Owned              Shares Being      Percentage of
                                 Offered        Debentures       Prior to           Offered          Common Stock
             Name                Hereby         Outstanding(a)   Offering(1)        Hereby(2)        Outstanding(3)
             ----                ------         -----------      -------------      ------------     -----------

American Skandia Trust            $1,000,000         1.44%              --              119,403              *

Arkansas PERS                      1,060,000         1.53               --              126,567              *

Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd.        700,000         1.01               --               83,582              *

Argent Classic
Convertible Arbitrage
Fund II, L.P.                        100,000         0.14               --               11,940              *

B.C. McCabe Foundation               230,000         0.33               --               27,462              *

BNP Paribas Equity Strategies,
SNC                                  413,000         0.60             15,561             49,313              *

Boilermakers Blacksmith
Pension Trust                      1,325,000         1.91               --              158,208              *

Calamos Market Neutral Fund -
Calamos Investment Trust           1,000,000         1.44               --              119,403              *

CooperNeff Convertible
Strategies (Cayman) Master
Fund, L.P.                           432,000         0.62               --               51,582              *

Delaware PERS                      1,490,000         2.15               --              177,910              *

Delta Airlines Master Trust          600,000         0.87               --               71,641              *

Duke Endowment                       255,000         0.37               --               30,447              *

Ellsworth Convertible Growth
and Income Fund, Inc.                500,000         0.72               --               59,701              *

F.R. Convt. Sec. Fn.                 150,000         0.22               --               17,910              *

Highbridge International LLC       5,000,000         7.22               --              597,015             1.42

ICI American Holdings Trust          340,000         0.49               --               40,597              *

Fugi U.S. Income Open                750,000         1.08               --               89,552              *

Keyspan Foundation                    70,000         0.10               --                8,358              *
Lord-Abbett Series Fund Bond

Debenture Portfolio                  225,000         0.32               --               26,865              *

Lord Abbett America's Value
Fund                                 250,000         0.36               --               29,850              *
Lord, Abbett Series Fund -

America's Value Portfolio             10,000         0.01               --                1,194              *

Lord, Abbett Bond Debenture
Fund, Inc.                         9,450,000        13.64                             1,128,358             2.65


Lord Abbett Investment Trust -
L.A. Convertible Fund                315,000         0.45               --               37,611              *

Lyxor/Convertible Arbitrage           28,000         0.04               --                3,343              *
Fund Limited

MET Investor Series Trust -
America's Value                       25,000         0.04               --                2,985              *

MET Investor Series Trust Bond
Debenture                          1,750,000         2.53               --              208,955              *

National Fuel &  Gas Company         180,000         0.26               --               21,492              *
Retirement Plan

Oxford, Lord Abbett & Co.          2,050,000         2.96                               244,776              *

Phoenix - Lord Abbett Bond            70,000         0.10               --                8,358              *
Debenture Fund

Prudential Insurance Co. of           90,000         0.13               --               10,746              *
America

Roszel/Lord Abbett Bond
Debenture Portfolio                   70,000         0.10               --                8,358              *

 Singlehedge U.S. Convertible
Arbitrage Fund                        68,000         0.10               --                8,119              *

Southern Farm Bureau Life
Insurance                            775,000         1.12               --               92,537              *

State of Oregon/Equity             4,700,000         6.78               --              561,194             1.34

Sturgeon Limited                      59,000         0.09               --                7,044              *

Sunrise Partners Limited
Partnership                        3,500,000         5.05             17,000            417,910             1.04

Syngenta AG                          250,000         0.36               --               29,850              *

Total Fina Elf Finance U.S.A.,       275,000         0.40               --               32,835              *
Inc.

Zeneca Holdings Trust                465,000         0.67               --               55,522              *

All other holders of              29,280,000        42.40               --            3,496,119             7.78
debentures or future
transferees, pledges or
donees of such holders(4)(5)


         * Indicates a less than 1% interest in common stock.

         (a)      Percentages may not sum due to rounding.

         (1)      Does  not  include   shares  of  common  stock  issuable  upon
                  conversion of the debentures.

         (2) Consists of shares of common stock issuable upon conversion of the debentures, assuming a conversion rate of 119.403 shares per $1,000 principal amount of debentures (which represents a conversion price of approximately $8.375 per shares). The conversion price and conversion rate are subject to adjustment as described above under "Description of the Debentures--Conversion Rate Adjustments."

         (3) Calculated based on Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended, using 41,416,740 shares outstanding on October 10, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of such holder's debentures. However, we did not assume the conversion of any other holder's debentures.

         (4) We will identify additional selling securityholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.

         (5) Assumes that all holders of debentures, or any future transferees, pledgees, donees or successors of or from such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

         Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

                              PLAN OF DISTRIBUTION

         The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the debentures and the underlying common stock (collectively, the "securities") directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         Sales of the securities may be effected by the selling securityholder from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions otherwise than on the Nasdaq National Market or in the over-the-counter market, through put or call options transactions relating to the securities whether such options are listed on an options exchange or otherwise, through short sales of securities, or a combination of such methods of sale, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at fixed prices or at negotiated prices. Such transactions may or may not involve brokers or dealers.

          o The securities may be sold by one or more, or a combination, of the following, in addition to any other method permitted under this prospectus:

          o a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

          o    an exchange distribution;

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          o    privately negotiated transactions;

          o    an underwritten offering;

          o    by pledge to secure debts and other obligations; or

          o    to cover hedging transactions made pursuant to this prospectus.

         If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In making sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.

         The aggregate proceeds to the selling securityholders from the sale of the debentures or the underlying common stock offered by them hereby will be the purchase price of the debentures or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from this offering.

         In connection with the sale of securities, the selling stockholders may enter into hedging transactions with brokers, dealers or others, who in turn may engage in short sales of the securities in the course of hedging the positions they assume; sell short or deliver securities to close out positions; or loan securities to brokers, dealers or others that may in turn sell such securities. The selling securityholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the securities. The broker-dealer may then resell or transfer these securities through this prospectus. The selling securityholders may also loan or pledge the securities to a broker-dealer. The broker-dealer may sell the securities which are loaned, or upon a default the broker-dealer may sell the pledged securities by use of this prospectus. Some or all of the securities offered in this prospectus may also be sold to or through an underwriter or underwriters. Any securities sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed to be paid to dealers may be changed at different times.

         Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of securities for whom such underwriters, broker-dealers or agents may act as agents or to whom they sell as principal, or both (that compensation as to a particular underwriter or broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated at the time of sale).

         The selling securityholders and any underwriters, broker-dealers or agents that act in connection with the sale of securities may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Act.

         Because each of the selling securityholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by the selling securityholders or any purchaser relating to the purchase or sale of securities under this prospectus shall be treated as an admission that any of them is an underwriter within the meaning of the Act relating to the sale of any securities. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         The securities may be sold through registered or licensed brokers or dealers if required under applicable state securities laws. Additionally, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Upon notification to us by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. That supplement will disclose:


          o the name of the selling stockholder(s) and of the participating broker-dealer(s),

          o    the securities involved,

          o    the price(s) at which such securities were sold,

          o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

          o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

          o    other facts material to the transaction.


         We have agreed to indemnify the selling securityholders, and the selling securityholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the securities, against certain liabilities, including liabilities arising under the Act.

                                  LEGAL MATTERS

         The validity of the issuance of the securities registered under this Registration Statement has been passed upon for the Company by Katten Muchin Zavis Rosenman of Washington, DC. The fair market value of all securities of the Registrant owned, received or to be received, or subject to options, warrants or rights received or to be received by members of Katten Muchin Zavis Rosenman, including certain members of their families and trusts for their benefit, does not exceed $50,000.

                                     EXPERTS

         The consolidated financial statements of Alloy and its subsidiaries as of January 31, 2003, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                  The audit report covering the January 31, 2003 financial statements refers to the adoption in 2002 of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and to the audit of the adjustments that were applied to restate the disclosure for reportable segments to revise the 2001 and 2000 financial statements, as more fully described in Note 17 to the financial statements.

         The consolidated financial statements as of January 31, 2002 and for each of the years in the two-year period ended January 31, 2002 from our Annual Report on Form 10-K for the year ended January 31, 2002 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         On May 31, 2003, we filed a current report on Form 8-K indicating that we engaged KPMG LLP to replace Arthur Andersen as our independent auditors. During each of the fiscal years in the two year period ended January 31, 2002 and the subsequent interim period preceding the change of auditors, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures which, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the disagreement in connection with its report.

         We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this prospectus as having certified our consolidated financial statements for the two years ended January 31, 2002, as required by Section 7 of the Securities Act. Accordingly, we have dispensed with the requirement to file its consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, you may have no effective remedy against

Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen, or any omissions to state a material fact required to be stated therein. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission's Web site at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our common stock is listed and traded on the Nasdaq National Market under the symbol "ALOY."
         This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Act, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the Commission. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

         The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders sell all of the securities offered by this prospectus:

          o Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed on May 1, 2003 and amended on May 16, 2003;

          o    Current Report on Form 8-K, filed on April 14, 2003;

          o Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2003, filed on June 16, 2003;

          o    Current  Report  on  Form  8-K,  filed  June  5,  2003.   Item  9
               (Regulation FD Disclosure;

          o    Current Report on Form 8-K, filed July 15, 2003;

          o    Current Report on Form 8-K, filed July 18, 2003;

          o    Current Report on Form 8-K, filed July 25, 2003;

          o    Current Report on Form 8-K, filed July 31, 2003;

          o    Tender Offer Statement on Form TO-C, filed July 31, 2003;

          o    Tender Offer Statement on Form TO, filed August 6, 2003;

          o    Tender Offer Statement on Form TO-C, filed August 7, 2003;

          o Amendment to Tender Offer Statement on Form TO-A, filed August 27, 2003;

          o Amendment to Tender Offer Statement on Form TO-A, filed August 29, 2003;

          o    Current Report on Form 8-K, filed September 4, 2003;

          o Amendment to Tender Offer Statement on Form TO-A, filed September 5, 2003;

          o Amendment to Tender Offer Statement on Form TO-A, filed September 12, 2003;

          o Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2003, filed on September 15, 2003;

          o Final Amendment to Tender Offer Statement on Form TO-A, filed September 17, 2003;

          o    Current Report on Form 8-K, filed September 18, 2003; and

          o The description of our common stock contained in "Description of Capital Stock" in the Registration Statement on Form S-3 filed with the Commission on January 30, 2002 (File No. 333-81648), including any amendment or report filed for the purpose of updating such description.

         You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address:

                                   Alloy, Inc.
                        151 West 26th Street, 11th Floor
                               New York, NY 10001
                                 (212) 244-4307
                          Attention: Samuel A. Gradess

         PART II



         INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee                               $    5606.37
Trustee  fees and Expenses                            25,000.00
Accounting fees and expenses                          50,000.00
Legal fees and expenses                               50,000.00
Printing and mailing expenses                         25,000.00
Miscellaneous                                          5,000.00
                                                   ------------
Total                                              $ 160,606.37


         Item 15. Indemnification of Directors and Officers.

         Incorporated herein by reference from "Indemnification of Directors and Officers" in our Registration Statement on Form S-1 (File No. 333-74159).

         Item 16. Exhibits.

         See Exhibit Index on page II-4.

         Item 17. Undertakings.

         (a) The Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13(a) or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 17, 2003.

                                  ALLOY, INC.
                                  (Registrant)



                                  By: /s/ Matthew C. Diamond
                                  Name: Matthew C. Diamond
                                  Title:  Chief Executive Officer and Chairman


         POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Matthew C. Diamond and Samuel A. Gradess, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.

         Signatures                                  Title                                       Date
         /s/ Matthew C. Diamond                      Chief Executive Officer                            October 17, 2003
         Matthew C. Diamond                          (Principal Executive Officer)
                                                     and Chairman
         /s/ James K. Johnson, Jr.                   President, Chief Operating                         October 17, 2003
         James K. Johnson, Jr.                       Officer and Director
         /s/ Samuel A. Gradess                       Chief Financial Officer                            October 17, 2003
         Samuel A. Gradess                           (Principal Financial and
                                                     Accounting Officer),
                                                     Secretary and Director
         /s/ Peter M. Graham                         Director                                           October 17, 2003
         Peter M. Graham
         /s/ David Yarnell                           Director                                           October 17, 2003
         David Yarnell
         /s/ Edward A. Monnier                       Director                                           October 17, 2003
         Edward A. Monnier


         Exhibit Index

                 EXHIBIT NUMBER             DESCRIPTION
                 4.1*              Restated Certificate of Incorporation of Alloy, Inc.  (incorporated by reference as Exhibit 3.1 to the Registrant's Registration Statement on
                                   Form  S-1  (Registration   Number  333-74159)),   as  amended  by  the
                                   Certificate of  Designations,  Preferences  and Rights of the Series B
                                   Convertible Preferred Stock (incorporated by referenced as Exhibit 3.1 to the Form 8-K filed June 21, 2001), and the Certificate of Amendment of Certificate of Incorporation (incorporated by referenced as Exhibit
                                   3.1 to the Form 8-K filed August 13, 2001).
                 4.2*              Restated Bylaws (incorporated by reference as Exhibit 3.2 to the
                                   Registrant's Registration Statement on Form S-1 (Registration Number
                                   333-74159)).
                 4.3*              Form of Common Stock Certificate (incorporated by reference as Exhibit
                                   4.1 to the Registrant's Registration Statement on Form S-1
                                   (Registration Number 333-74159)).
                                   Certificate of Designations of Series C Junior Participating
                 4.4*              Preferred Stock of the Registrant, incorporated by reference to
                                   Exhibit 4.0 to the Registrant's Current Report on Form 8-K filed April
                                   14, 2003.
                 4.5               Indenture, dated as of July 23, 2003, between Alloy, Inc. and Deutsche
                                   Bank Trust Company Americas, as trustee.
                 4.6               Form of the Registrant's 5.375% Convertible Senior debentures due 2023
                                   (included in Exhibit 4.5).
                 4.7               Resale Registration Rights Agreement, dated as of July 23, 2003 between the Registrant and Lehman Brothers Inc., CIBC World Markets
                                   Corp., J.P. Morgan Securities Inc. and SG Cowen Securities Corporation
                                   as initial purchasers.
                 5.1               Opinion of Katten Muchin Zavis Rosenman.
                 12.1              Ratio of Earnings to Fixed Charges.
                 23.1              Consent of KPMG LLP, Independent Accountants.
                 23.2              Consent of Katten Muchin Zavis Rosenman (included in Exhibit 5.1)
                 24.1              Power of Attorney (included on the signature page).
                 25.1              Form T-1 Statement of Eligibility and Qualification under the Trust
                                   Indenture Act of 1939, under the Indenture.

         * Previously filed